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                                                           Exhibit 99.B(e)(1)(A)

                                    AMENDMENT
                                       TO
                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT

                               ING INVESTORS TRUST

The Amended and Restated Distribution Agreement dated February 26, 2002, as amended, by and between Directed Services, Inc., ("DSI") and ING Investors Trust, (formerly, The GCG Trust) (the "Trust") (the "Agreement") is hereby amended as of October 1, 2003, in the manner set forth below:

WHEREAS, the USA Patriot Act of 2001 and the regulations promulgated thereunder (collectively, the "USA Patriot Act") imposes anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Trust recognizes the importance of complying with the USA Patriot Act and the Trust has developed and implemented a written anti-money laundering policy in conjunction with ING Americas, which incorporates a customer identification program, that is designed to satisfy the requirements of the USA Patriot Act (the "Trust's AML Program");

WHEREAS, the USA Patriot Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the Trust's AML Program;

WHEREAS, pursuant to the Trust's AML Program, the Trust relies on DSI, a broker-dealer and the Trust's principal underwriter, to establish and verify the identity of its institutional account holder customers, the source of such customer funds and the nature of the customer's business, and the Trust's Board of Trustees has determined that it is reasonable to rely on DSI for such services;

WHEREAS, the Trust desires to delegate to DSI the implementation and operation of its customer identification program and DSI desires to accept such delegation; and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

1.   DUTIES

     1.1 Subject to the terms and conditions set forth in the Agreement, the Trust hereby delegates to DSI the following functions with respect to the implementation of new customer accounts and the operation of existing customer accounts as required by the Trust's AML Program and
          Section 103.131(b) of Section 326 of the USA Patriot Act (the "CIP Regulations"), effective October 1, 2003:

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          -    Obtaining the following identifying information from each
          customer, as applicable: (i) name, (ii) address, and (iii) tax payer identification number;

          - Verifying the identification of each institutional account holder, through documents or through non-documentary methods, in accordance with the CIP Regulations, so as to permit a reasonable belief that the true identity of the customer is known, provided however, that when it is determined that a prospective institutional account holder is a subsidiary of ING Groep, N.V., the verification of such entity's identity will not need to be separately verified other than the collection of its name, address and tax identification number;

          - Determining, within the time required by law, whether the institutional account holder appears on any list of known or suspected terrorists or terrorist agencies issued by a Federal government agency and designated as such by the Department of Treasury;

          - In consultation with the Trust's Money Laundering Reporting Officer ("MLRO") as applicable, determining, in a case in which identity cannot be verified, what action should be taken with respect to the institutional account holder and whether a suspicious activity report should be filed; and

          - Creating and retaining records documenting the performance of these functions as required by the Trust's AML Program.

     1.2 DSI agrees to perform such delegated duties subject to and in accordance with the terms and conditions of the Agreement. DSI has provided a copy of its anti-money laundering program to the Trust and will provide to the Trust any material modifications to its anti-money laundering program promptly after their adoption. With respect to any internal audits of DSI's anti-money laundering program, DSI agrees to provide a prompt report regarding any exceptions to its program in connection with the Trust and its institutional accounts to the Trust's designated MLRO provided such disclosure is permitted by the information sharing provisions of the USA Patriot Act.

2.   REPRESENTATION

     DSI represents that it is subject to NASD Rule 3011 implementing the anti-money laundering compliance program requirements of 31 U.S.C. 5318(h) and is regulated by the U.S. Securities and Exchange Commission, a federal functional regulator.

3.   CERTIFICATION

     In connection with the performance by DSI of the above-delegated duties, DSI agrees that it shall certify to the Trust, on an annual basis, that DSI
     (i) has implemented an anti-money laundering program reasonably calculated to comply with the USA Patriot Act and other applicable laws and regulations, and (ii) has performed the functions that it has agreed to perform in Section 1 above.

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4.   CONSENT TO EXAMINATION

     In connection with the performance by DSI of the above-delegated duties, DSI understands and acknowledges that the Trust remains responsible for ensuring compliance with the USA Patriot Act and that the records DSI maintains for the Trust relating to the Trust's AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. DSI hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, DSI will use its best efforts to make available during normal business hours, all required records and information concerning the implementation of the Trust's customer identification program for review by such examiners.

5.   LIMITATION OF DELEGATION

     The Trust acknowledges and agrees that in accepting the delegation hereunder, DSI is agreeing to perform only those aspects of the Trust's AML Program relating to the implementation and operation of customer accounts as specified in Section 1 above that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Trust's AML Program or for the overall compliance by the Trust with the USA Patriot Act.

6.   MISCELLANEOUS

     6.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

     6.2 Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date set forth above.


                                         ING INVESTORS TRUST


                                         By:     /s/ Robert S. Naka
                                                --------------------------------
                                         Name:   Robert S. Naka
                                         Title:  Senior Vice President


                                         DIRECTED SERVICES, INC.


                                         By:     /s/ David L. Jacobson
                                                --------------------------------
                                         Name:   David L. Jacobson
                                                --------------------------------
                                         Title:  SVP
                                                --------------------------------

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